SECOND  AMENDMENT  TO
                            ARTICLES  OF  INCORPORATION  OF
                                   TELENETWORX,  INC.

1. The name of the Corporation is TELENETWORX, INC., f/k/a MEDIA FORUM INTERNATIONAL, INC., a Florida corporation (the "Corporation").

2.     The  Articles  of  Incorporation  of Media Forum International, Inc.
were filed on March 6, 1997 with the Florida Department of State and was assigned Document No. P07000020967.

3. Article 1 of the Articles of Incorporation of the Corporation is hereby amended to read as follows:


                                    ARTICLE   I.     NAME
                                    ---------------------

The  name  of  the  corporation  shall  be:

                          MEDIA  FORUM  INTERNATIONAL,  INC.

The address of the principal office this corporation shall be 2245 Palm Beach Lakes Blvd., Suite 220, West Palm Beach, Florida 33409, and the mailing address of the corporation shall be the same.

4. Article III of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

                                 ARTICLE  III.       CAPITAL  STOCK
                                 ----------------------------------

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 100,000,000 shares of common stock having no par value per share.

5. The foregoing amendments were adopted by Shareholders of the Corporation on March 25, 1999. The number of votes cast for the amendment was sufficient for approval by the
Shareholders.

     IN WITNESS WHEREOF, the undersigned President of the Corporation has executed these Articles of Amendment this 6th day of April, 1999.


                                                       /s/  Nancy  Needham
                                                      ----------------------
                                                     Nancy  Needham,  President